CHOICE HOTELS ELECTS DR. SCOTT RENSCHLER TO BOARD OF DIRECTORS

Silver Spring, MD (February 15, 2008) - Choice Hotels International (NYSE: CHH) today announced that its board of directors has elected Scott A. Renschler, Psy.D. (38) as a director.

"I am extremely pleased that Scott Renschler will be joining our board of directors," said Charles A. Ledsinger, Jr., vice chairman and chief executive officer, Choice Hotels International. "I look forward to his contributions to the board as Choice focuses on continued profitable growth of its core business and its share of the lodging market."

Dr. Renschler is a clinical psychologist in private practice. Since 1993, he has served as a member of the board of directors of Realty Investment Company, a privately-held real estate development and investment company, and Commonweal Foundation, a non-profit organization whose mission is the education of disadvantaged youth. Dr. Renschler is a seven-year director of the Mental Wellness Foundation, a grant-making organization that supports mental health and educational services for at-risk or disadvantaged people.

About Choice Hotels

Choice Hotels International franchises more than 5,500 hotels, representing more than 450,000 rooms, in the United States and 37 countries and territories. As of December 31, 2007, 1,004 hotels are under development in the United States, representing 79,342 rooms, and an additional 89 hotels, representing 8,640 rooms, are under development in more than 15 countries and territories. The company's Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands serve guests worldwide.

Additional corporate information may be found on Choice Hotels Web site, which may be accessed at www.choicehotels.com.

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Choice Hotels, Choice Hotels International, Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International.

© 2008 Choice Hotels International, Inc. All rights reserved.

Media Contact:

David Peikin

Choice Hotels International
(301) 592-6361
david_peikin@choicehotels.com